LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                                 260 Franklin Street
                                  Boston, MA  02110



                                                  February 3, 1997



          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, DC  20549

          Gentlemen:

                    This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the filing with the Commission of the Application/Declaration on Form U-1 (File 70-8969) of Unitil Corporation (the "Company") under the Public Utility Holding Company Act of 1935 (the "Application"). The Application seeks the Commission's authorization to issue up to an additional 100,000 shares of common stock, no par value of the Company ("Common Stock") under its Dividend Reinvestment and Stock Purchase Plan (the "DRIP").

                    We have acted as counsel for the Company and in connection with this opinion we have examined originals or copies certified or otherwise identified to our satisfaction of:

                    (1) The charter documents and by-laws of the Company, as amended to date;

                    (2) Minutes of meetings of the Company's shareholders and directors, as kept in its minute books;

                    (3) The Commission's orders dated October 6, 1992 (HCAR No. 25648) relating to the impact on shares issued under the DRIP of the Company's two-for-one common stock split and November 16, 1992 (HCAR No. 25677) authorizing the issuance of 76,827 shares of Common Stock under the DRIP; and

                    (4) The documents and agreements pertaining to the DRIP described in the Application and such other certificates, documents and papers as we deemed necessary or appropriate for the purpose of rendering this opinion.

                    In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates and documents. In addition, we have examined such questions of law as we considered necessary or appropriate for the purpose of rendering this opinion.

                    Based on the foregoing, and subject to the final paragraph hereof, we are of the opinion that when the Commission has taken the action requested in the Application:

               (1) All state laws applicable to the transactions described in the Application have been complied with;

               (2)  The Company is validly organized and duly existing;

               (3) When issued as described in the Amendment, the shares of Common Stock owed and/or sold by the Company under the DRIP, will be valid and binding obligations of the Company, in accordance with its terms, subject to laws of general application with respect to rights and remedies of creditors and subject to equitable principles; and

               (4) The consummation of the transactions described in the Application will not violate the legal rights of the holders of any securities issued by the Company.

                    We hereby consent to the use of this opinion as an exhibit to the Application.

                    We are not, in this opinion, opining on laws other than the laws of the State of New Hampshire and the federal laws of the United States.


                                        Very truly yours,

                                        /s/ LeBoeuf, Lamb, Greene &
                                        MacRae, L.L.P.